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                       COLLABORATION AND LICENSE AGREEMENT


THIS COLLABORATION AND LICENSE AGREEMENT ("AGREEMENT"), dated as of December 10, 1999 (the "EFFECTIVE DATE"), is entered into by and between American Cyanamid Company, a subsidiary of American Home Products Corporation and a Maine Corporation having its principal offices at 1 Campus Drive, Parsippany, New Jersey ("ACY"), and Hyseq, Inc., a Nevada corporation having its principal offices at 670 Almanor Avenue, Sunnyvale, California 94086 ("HYSEQ").

                                    PREAMBLE

A. ACY desires to capitalize on its proprietary position and expertise in crops and other plants, and related organisms, including organisms with unique biological activity, through discovery of new gene targets for product development and for increasing its intellectual property position.

B. ACY has proprietary technology, trade secrets, know-how and existing partnerships that enable the identification of novel genes, development of mechanism-based high throughput screens, gene cassette construction, transformation of plants, plant selection and evaluation and incorporation of novel genes into elite germplasm.

C. Hyseq has proprietary technology, trade secrets and know-how that provides a high-throughput production capacity for discovering new gene targets that can be beneficial to ACY.

D. ACY and Hyseq mutually desire to enter into a collaboration in which Hyseq will apply its sequencing and other gene discovery technologies to biological materials provided by ACY (the "COLLABORATION").

E. Concurrently with the execution of this Agreement, ACY and Hyseq are entering into a software license agreement, pursuant to which ACY shall be granted a license to the "Hyseq Software" as defined therein ("SOFTWARE LICENSE AGREEMENT").

NOW, THEREFORE, in consideration of the mutual agreements provided in this Agreement, Hyseq and ACY agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

The following capitalized terms used herein shall have the respective meanings set forth below.

1.1 "ACY DATABASE" means the database created by Hyseq for ACY during the Collaboration, which shall contain the ACY Results and any other information relating to the organisms designated for work in the Collaboration, which database shall be updated

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     throughout the Collaboration Term (including any Collaboration Term
     Extension Year, as defined below).

1.2 "ACY MATERIALS" means all Libraries and other materials provided by ACY to Hyseq pursuant to this Collaboration, together with (i) any part, progeny, mutant or hybrid thereof, (ii) any nucleic acid or other genetic material therefrom, including any genes, gene sequences and gene sequence information, (iii) any copy, complement or transcription or expression product thereof, (iv) any biological or other materials identified in, or derived from, any of the foregoing, and (v) any related biological material and associated know-how and data that ACY provides to Hyseq hereunder.

1.3 "ACY PRODUCT" means a (a) product that tangibly incorporates gene sequences or products of gene sequences arising out of the ACY Results, or alternatively, a product that tangibly incorporates gene sequences or products of gene sequences derived therefrom, which products contain all or a portion of the aforementioned gene sequences or gene products whether introduced by genetic modification techniques or by enhancement or other in situ modification to naturally occurring genes or gene products with the subsequent development of products containing said genes or gene products so modified, whether developed through the use of conventional breeding techniques or otherwise; and a (b) product, including without limitation, a Compound, the development of which product derived from information contained in the ACY Database, which information was not independently available to ACY as may be shown by contemporaneous documentation. ACY Products shall be inclusive of all classes of products including without limitation, cosmetics, consumer products, agricultural products, biopharmaceuticals, diagnostics, research use reagents, vaccines, food supplements, foodstuffs, feedstuffs, and Nutraceuticals; and ACY Products shall also include Sales of the ACY Database itself or the granting of access to all or a portion of said ACY Database in exchange for monetary consideration, in each case to one or more Third Party(s) to use other than in a collaboration with ACY.

1.4  "ACQUISITION" has the meaning set forth in Paragraph 9.2.1 hereof.

1.5  *

1.6 "AFFILIATE" means a person or entity that directly or indirectly controls, is controlled by or is under common control with, a Party to this Agreement. "CONTROL" (and, with correlative meanings, the terms "controlled by" and "under common control with") means possession of the power to direct or cause the direction of the management and policies of the entity, whether pursuant to the ownership of voting securities, by contract, or otherwise. However, for purposes of this Agreement, the term "Affiliate" shall not include subsidiaries or other entities in which a Party owns a majority of the ordinary voting power to elect the majority of the board of directors or other governing board but is otherwise restricted from electing such majority by contract or otherwise, until such time as (i) such restrictions are no longer in effect, or (ii) the subsidiary or other entity is otherwise designated by the Party in writing as being an "Affiliate."

* denotes request for confidential treatment


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1.7  "ACY RESULTS" means any nucleic acid sequence or other biological material and information related thereto, as generated from ACY Materials, using Hyseq Technology.

1.8 "ACY TECHNOLOGY" means all proprietary technology, copyrights, trade secrets, and know-how, including data, processes, procedures, methods, formulas, protocols, bioinformatics, software, nucleic acid sequences and other biological materials, and all associated information, relating to the discovery, identification, and sequencing of genetic information, and including ACY Materials, ACY Results, the ACY Database, and ACY Inventions, each of the foregoing categories as in existence at the Effective Date, or as may be generated, licensed-in or otherwise acquired by ACY during the term of this Agreement.

1.9  *

1.10 "APPLICABLE LAW" means, with respect to a Party, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any governmental authority applicable to such Party or its properties, business or assets.

1.11 "BANKRUPTCY EVENT" means, with respect to either Party, such Party makes an assignment for the benefit of its creditors; files a voluntary petition under federal or state bankruptcy or insolvency laws; a receiver or custodian is appointed for such Party's business; proceedings are instituted against such Party under federal or state bankruptcy or insolvency laws; such Party's business or assets become subject to attachment, garnishment or other process; or a court or other governmental authority of competent jurisdiction determines that such Party is insolvent.


1.12 "CHANGE IN CONTROL" has the meaning set forth in Paragraph 9.2.1 hereof.

1.13 "CLAIMS" has the meaning set forth in Section 8.1.

1.14 *

1.15 "COLLABORATION TERM" and "COLLABORATION TERM EXTENSION YEAR" have the meanings set forth in Section 2.7.

1.16 "CONTROL" has the meaning set forth in Paragraph 1.5 above.

1.17 "COMPOUND" means a chemical compound or substance, substances derived from fermentations and fermentation extracts, other natural products including plant extracts and venoms, together with all complexes, mixtures and other combinations, prodrugs, analogs, salt forms, racemates, isomers, derivatives, or other modifications thereof.

1.18 "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 7.1.

* denotes request for confidential treatment


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1.19 "DESIGNATED ORGANISM" means a living body from the plant or animal kingdoms, other than mammalian or avian species, inclusive of the specific Genus to which such living body belongs (e.g., examples of various Genera as shown in Exhibit 1.19 attached hereto), and as designated by ACY in accordance with Paragraph 2.1.2 hereof.

1.20 "DESIGNATED ORGANISM FAMILY" means the taxonomic family to which a Designated Organism belongs (e.g., examples of such taxonomic families are shown in Exhibit 1.19 attached hereto).

1.21 "FIRST COMMERCIAL SALE" means, with respect to any particular Product, the first arms-length Sale in any jurisdiction to one or more Third Parties of such Product following receipt of approval from the applicable regulatory agency in such jurisdiction to market such Product, if such approval is required prior to marketing.

1.22 "FTE" means the employment or other engagement of one person full time or more than one person part time, such that the total working time is the equivalent of one person working full time for a total of 1,800 hours exclusive of vacation days, sick leave, jury duty, bereavement leave and holidays, and which FTE is, for purposes of this Agreement, measured in person - years such that 100 persons employed full time equals 100 FTEs and ten persons employed half time equals five FTEs.

1.23 "HYSEQ PRODUCTS" has the meaning set forth in Paragraph 5.3.4.

1.24 "HYSEQ SCHEMA" means Hyseq's proprietary database schema for organization of data, including the logical structure of database tables and the relationships among such tables.

1.25 "HYSEQ SOFTWARE" means software, including the Hyseq Schema, that is proprietary to Hyseq, and is licensed to ACY pursuant to the terms and conditions of the Software License Agreement.

1.26 "HYSEQ TECHNOLOGY" means all proprietary technology, copyrights, trade secrets, and know-how, including data, processes, procedures, methods, formulas, protocols, bioinformatics, software (other than Hyseq Software), biological materials, Hyseq Inventions, and all associated information, relating to the discovery, identification, and sequencing of genetic information, all if and to the extent used by Hyseq in the Collaboration and as in existence at the Effective Date and as may be generated, licensed-in or otherwise acquired by Hyseq during the term of this Agreement.

1.27 "INITIAL COLLABORATION TERM" shall be the period extending from December 29, 1999 until June 30, 2003.

1.28 "INITIAL FUNDING" has the meaning set forth in Paragraph 5.1.1.

1.29 "JSC" has the meaning set forth in Section 2.3 hereof.


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1.30 LIBRARY" means a collection of fragments of the nucleic acid from an organic source material of interest or synthetically derived, * . The nucleic acid from the source material may be in the form of mRNA and subsequently converted into cDNA or may be in the form of genomic DNA, and includes all forms of such nucleic acid * .

1.31 NET SALES" means the aggregate amount invoiced or received for Sales of all Products hereunder, less the following deductions:

      (a) Discounts (including price adjustments related to commercial programs), returns, allowances (including reasonable bad debt allowances), and wholesaler chargebacks allowed and taken, but in any case only in amounts consistent with reasonable and customary industry standards;

      (b) Import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs or duties, but not state, federal or foreign income taxes;

      (c) Freight, handling, transportation and insurance prepaid or allowed; and

      (d) Amounts allowed or credited on retroactive price reductions or rebates.

     Any refund of any of the foregoing amounts (including any reversal of bad debt allowances, whether arising from amounts received in settlement of bad debts or otherwise) previously deducted from Net Sales shall be appropriately credited upon receipt thereof.

     A Party may, at its option, allocate the above deductions from Sales of Products based upon accruals estimated reasonably and consistent with a Party's standard business practices. If a Party elects to utilize such accruals, actual deductions will be calculated and, if applicable, adjustments will be made on an annual basis.

     If a Sale is to an Affiliate of the seller and such Affiliate is the end user, then the "amount invoiced" with respect to such Sale shall, for purposes of calculating Net Sales, be the greater of (a) the actual amount invoiced, and (b) an amount equal to the sale price of such quantity of Product to a Third Party in an arm's length Sale with the seller. If a Sale is for consideration other than cash, then the "amount invoiced" with respect to such sale is the value of the non-cash consideration received.

     If a Product is sold in combination with another product or products, Net Sales under such circumstances shall be calculated by multiplying Net Sales of the combination by the fraction A/(A+B), in which A is the invoice price of the Product when sold separately, and B is the total invoice price of any other product or products in combination when sold separately.

     If, on a country-by-country basis, the other product or products in the combination are not sold separately, Net Sales, for purposes of determining royalties on the combination Product shall be calculated by multiplying actual Net Sales of such combination Product

* denotes request for confidential treatment


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     by the fraction A/C where A is the invoice price for the Product if sold separately and C is the invoice price of the combination Product.

     If on a country-by-country basis, neither the Product nor the other product or products is sold separately in said country, Net Sales, for the purpose of determining royalties on the combination Products shall be calculated as above except that A shall be the total cost of manufacture of the Product and C shall be the total cost of manufacture of the combination Product, as determined in accordance with a Party's customary accounting practices, consistently applied.

1.32 "NUTRACEUTICAL" means a food, part of a food or other foodstuff, or food supplement that may be marketed as having a specific health benefit, including the prevention, amelioration, eradication, or other treatment of disease.

1.33 "PARTY" OR "PARTIES" means ACY and/or Hyseq as the case may be.

1.34 "PATENTS" means the rights and interests in and to issued patents and pending patent applications in any country, which are necessary or commercially desirable to develop, make, have made, use, import, offer for sale, sell or have sold products hereunder, including, but not limited to, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, whether owned solely or jointly by a Party or otherwise controlled by a Party with the right to transfer rights therein. "HYSEQ PATENTS" shall mean those Patent Rights covering Hyseq Technology or products arising out of the use thereof in the Collaboration, owned or otherwise controlled by Hyseq.
     "ACY PATENTS" shall mean those Patent Rights owned or otherwise controlled by ACY. "JOINT PATENTS" shall mean those Patents owned or otherwise controlled jointly by ACY and Hyseq, including joint patents embodying jointly developed technology pursuant to the Collaboration.

1.35 "PMTS" and "BIOINFORMATICS PMT" have the meaning set forth in Section 2.6.

1.36 "PRODUCT(S)" means ACY Products and Hyseq Products.

1.37 "PROJECT LEADER" has the meaning set forth in Section 2.5 hereof.

1.38 "RESTRICTED TECHNOLOGY" has the meaning set forth in Section 4.2.3 hereof.

1.39 "SALE" means the sale or other disposition, including without limitation, a trade or exchange for value, whether by a Party, a licensee or a sublicensee, of a Product to a Party that is not an Affiliate of the seller, or to any Party that is both an Affiliate of the seller and the end user of the Product.

1.40 "SOFTWARE LICENSE FEES" means the fees due Hyseq in consideration of the grant of a license to ACY under Hyseq Software Technology Rights pursuant to the Software License Agreement and as described more fully in Section
     5.4 hereof.

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1.41 "THIRD PARTY" means any person or entity other than ACY, Hyseq or any of their respective Affiliates.

1.42 "VALID CLAIM" means any claim of an unexpired patent which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

1.43 "WORK PLAN" means the written protocol developed in accordance with the terms and conditions of the Agreement and attached hereto and made a part hereof by amendment, providing a detailed plan for implementation of various aspects of the Collaboration, which written protocol shall be updated and modified by the Parties during the Collaboration Term (including any Collaboration Term Extension Year), as contemplated by the provisions of Section 2.2 hereof.

                                    ARTICLE 2
                                  COLLABORATION

2.1  IMPLEMENTATION OF COLLABORATION.

     2.1.1 DERIVATION OF ACY MATERIALS. The Parties shall exert reasonable commercial efforts to collaborate in the discovery and identification of new genes and new gene targets for product development wherein Hyseq shall, inter alia, apply its sequencing and other gene discovery technologies to ACY Materials, all in accordance with the Work Plan. The ACY Materials shall be derived from organisms selected by ACY from the * . Representatives of ACY may, upon reasonable notice, and during business hours, visit the Hyseq premises where the Hyseq work is being performed and consult informally with employees of Hyseq engaged in such work for the benefit of the Collaboration.

     2.1.2 DESIGNATION OF ORGANISMS. ACY may designate up to an aggregate of * Designated Organisms during the Initial Collaboration Term, exclusive of any Collaboration Term Extension Year, if any. Hyseq shall have no obligation to prepare * . ACY may designate additional Designated Organisms * for each additional Designated Organism designated after the first * . Notwithstanding the foregoing, Hyseq shall have no obligation to prepare * .

     2.1.3 TIMING OF DESIGNATION. At least * Designated Organisms must be designated by ACY for inclusion in the Collaboration by no later than March 31, 2000, and no additional Designated Organisms may be designated after December 31, 2002 for inclusion in the Collaboration during the Initial Collaboration Term.

     2.1.4 ADDITIONAL ORGANISMS.  Payment of the * covers initial
           Library testing and preparation to determine an appropriate clone analysis protocol for each such

* denotes request for confidential treatment


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           additional Designated Organism.  If the Collaboration is extended for one or more one (1) year extensions as provided in Section 2.7 hereof, ACY shall be entitled to an additional * Designated Organisms and up to * Libraries (at an analysis depth of * , or otherwise in accordance with Paragraph 2.1.2 hereof) during each such Collaboration Term Extension Year, without payment of the * .

     2.1.5 ACY DELIVERABLES. ACY shall provide ACY Materials that meet the specifications set forth in Exhibit 2.1.5 and that are provided in accordance with a timetable that allows Hyseq to perform its obligations under this Agreement, and as specified in the Work Plan. For the avoidance of doubt, the Parties acknowledge that ACY Materials provided to Hyseq hereunder shall not include biological materials derived from mammalian or avian organisms.

     2.1.6 * As more fully set forth in the Work Plan and subject to delivery, by ACY, of the ACY Materials in accordance with Paragraph
           2.1.5 hereof, Hyseq shall, by utilizing the ACY Materials, process * at a rate of * during the first quarter of 2000, and commencing on April 1, 2000, Hyseq shall process * at the rate of * . Hyseq shall maintain this rate of * for purposes of the Collaboration throughout the Collaboration Term and any Collaboration Term Extension Year, unless such rate is otherwise varied in accordance with the provisions set forth herein, and specified by amendment to the then obtaining Work Plan (the *). Except as may be requested from time to time by ACY, and subject to Paragraphs 2.1.8 and 5.2.3, Hyseq shall not process more than * per quarter of the Initial Collaboration Term and any Collaboration Term Extension Year. A maximum of * shall be processed and * total * performed during the Initial Collaboration Term itself, and a maximum of * shall be further provided during each Collaboration Term Extension Year, unless otherwise specified and set forth in the then applicable Work Plan, and consistent with the provisions of Paragraphs 2.1.8 and
           5.2.3 hereof.

     2.1.7 *VARIATION.  Additionally, although it is contemplated that
           * will be processed at an average rate of * per month commencing on April 1, 2000, and continuing through March 2003, for a total of up to * , ACY also may vary * .

     2.1.8 ACY DIRECTED CHANGES TO THE WORK PLAN AND MIX OF WORK. ACY may, by notifying Hyseq in writing 90 days prior to implementation of a desired change, direct that the Work Plan be amended to vary the type of work to be performed in a quarter. For example, if ACY determines it will need fewer than * , it may designate an equivalent amount of work, such as the processing of more * or use of a consultant, in lieu of some or all of the gel reactions, without incurring additional cost. For purposes of determining an equivalent amount of work when no hourly charge is specified (*), Hyseq will establish the charge based on the ratio of its cost of performing one type of work to the type of work being substituted (*). The JSC shall discuss any such substitution of work and subsequent changes to the Work Plan, and revise the Work Plan in this regard.

* denotes request for confidential treatment


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     2.1.9 ADDITIONAL WORK.  If, in the course of processing a Library,
           Hyseq or ACY determines that a change in the Work Plan (such as the use of a different vector) is advisable that cannot be exchanged for equivalent work as set forth in Paragraphs 2.1.6 through 2.1.8 above, Hyseq will advise ACY of the charge for additional work in connection therewith and, following consultation, ACY will determine whether to proceed with the additional work. All such changes and additional work shall be discussed by the JSC and the Work Plan shall be amended to detail the new specifications.

2.2 WORK PLANS.

     2.2.1 The Work Plan for the first year of the Collaboration shall be prepared by Hyseq and ACY and approved by the JSC as promptly as practical after the Effective Date. It shall include a separate section relating to the establishment of the ACY Bioinformatics Data Center and technology transfer relevant thereto. For each year of the Collaboration commencing with the second year, the Work Plan shall be prepared by Hyseq and ACY and approved by the JSC no later than thirty (30) days before the end of the prior calendar year.
           The Work Plan shall set forth specific research and development objectives, milestones and resource allocation requirements and shall be designed to facilitate the earliest practical identification of novel genes and their function. In no event shall a Work Plan increase, expand or change the obligations of a Party without that Party's consent, except as expressly provided in Paragraphs 2.1.4, 2.1.7, 2.1.8 and 2.1.9 hereof.

     2.2.2 Each Work Plan shall be in writing and shall set forth with reasonable specificity tasks for the period covered by the Work Plan. The JSC may make adjustments in the Work Plan at its quarterly meetings or otherwise as it may determine.

2.3 JOINT STEERING COMMITTEE, PROJECT MANAGEMENT TEAMS AND PROJECT LEADERS. Implementation of the research to be performed in the Collaboration shall be coordinated by a working technical and scientific team, with oversight and guidance provided by a steering committee.

     2.3.1 ESTABLISHMENT OF JSC. Hyseq and ACY shall establish a "joint steering committee" (the "JSC"). The JSC will act on behalf of the two companies and will be responsible for planning and monitoring of the Collaboration and for setting forth specific research and development objectives, milestones and resource allocation requirements, and determining when milestones are met. In particular, the activities of the JSC shall include reviewing progress in the Collaboration and recommending necessary adjustments to the Collaboration as the research and development progresses, supervising the Project Management Teams, determining the organisms for which assays will be developed, considering the in-licensing of additional technology for the Collaboration. The JSC shall have sole responsibility for budgetary and other financial oversight.

     2.3.2 ASSIGNMENT OF TASKS.  In planning and monitoring the
           Collaboration, the JSC shall assign tasks and responsibilities taking into account each Party's respective

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           specific capabilities and expertise in order in particular to avoid duplication and enhance efficiency and synergies.

     2.3.3 EXPENSES. ACY and Hyseq each shall bear all travel, lodging, meals and other costs and expenses associated with the participation of their representatives on the JSC and PMTs.


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2.4  JSC MEMBERSHIP.

     Hyseq and ACY each shall appoint, in their sole discretion, up to three members to the JSC, which shall include a Chair to be designated by ACY and a Co-Chair to be designated by Hyseq, and shall include commercial representatives as well as representatives from research. Substitutes or alternates for the Chair and Co-Chair or other JSC members may be appointed at any time by notice in writing to the other Party. The Parties may mutually agree to change the size of the JSC as long as there shall be an equal number of representatives of each Party on the JSC.
     The initial Chair, Co-Chair and other JSC members shall be designated by the Parties upon execution of this Agreement, and each Party shall notify the other in writing of their selection of members and any subsequent changes thereto.

     2.4.1 ACTIONS. Each representative of ACY and Hyseq shall have one vote on the JSC. Any approval, determination, decision or other action by the JSC shall require the affirmative vote of a majority of the representatives, provided, however, that the ACY Chair shall cast the deciding vote if the JSC is deadlocked. Representatives of the JSC may at any time vote by proxy.

     2.4.2 MEETINGS. The JSC shall conduct meetings at an agreed upon number of times per calendar year, such meetings to alternate between ACY's offices and Hyseq's offices, unless otherwise agreed. If approved by a majority of the representatives of the JSC, meetings may be held telephonically. The Co-Chair or Chair may call additional meetings at any time beyond the regularly scheduled meetings, which additional meetings shall be held by videoconference unless otherwise agreed. A representative of the Party hosting the meeting will take minutes of meetings. Such minutes will be distributed for comment prior to the following meeting and will thereafter be submitted for approval at such following meeting.

2.5  PROJECT LEADERS.

     Hyseq and ACY shall each appoint two "project leaders," one of whom shall serve as such Party's primary technical liaison with the other Party to discuss technical matters pertaining to the ACY Bioinformatics Data Center, the other of whom shall serve as the primary contact for matters relating to the Collaboration in general, and implementation of the overall Work Plan (each a "PROJECT LEADER").

2.6  PROJECT MANAGEMENT TEAM.

     2.6.1 ESTABLISHMENT OF PMTS.  Hyseq and ACY shall establish
           "Project Management Teams" (the "PMTS") to act on behalf of the two companies, and to manage the Collaboration as directed by the JSC. A first PMT shall be established to manage and coordinate the establishment of the ACY Bioinformatics Data Center and technology transfer incidental thereto ("BIOINFORMATICS PMT"). Hyseq and ACY each shall appoint, in their sole discretion, up to five members to the Bioinformatics PMT, which shall include each Party's Bioinformatics Project Leader; and shall also include one or more members with computer hardware,

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           computer systems, computer software, and bioinformatics expertise.
           A second PMT shall also be established to provide, inter alia, scientific oversight and recommendation to the JSC for resource allocations in the implementation of the Work Plan in respect of other work to be carried out in the course of the Collaboration. This second PMT shall consist of each Party's Project Leader from the Bioinformatics PMT, and one or more members with Library construction and evaluation, sequencing techniques, microarray techniques, and cluster-based expression profiling expertise.

     2.6.2 SELECTION OF MEMBERS.  The initial Project Leaders and other
           PMT members shall be designated by the Parties upon execution of this Agreement, and each Party shall notify the other in writing of their selection of members and any subsequent changes thereto. Substitutes or alternates for the Project Leaders or other PMT members may be appointed at any time by notice in writing to the other Party. The Parties may mutually agree to change the size of the PMT as long as there shall be an equal number of representatives of each Party on the PMT.

     2.6.3 CHAIRS.  Each PMT shall be chaired by its two Project
           Leaders. Any disputes or deadlock decisions with respect to the management of the Collaboration by the PMT shall be referred to the JSC for timely resolution, but in any event no later than sixty (60) days from the date of such referral.

     2.6.4 PMT MEETINGS AND REPORTS. Unless otherwise agreed or directed by the JSC, each PMT shall conduct videoconference meetings on a monthly basis, issue monthly reports to the JSC, and conduct in person meetings at alternating facilities on at least a semi-annual basis.

2.7  COLLABORATION TERM.

     2.7.1 TERM OF THE COLLABORATION.  The initial term of the
           Collaboration shall expire on June 30, 2003, unless extended as provided below or unless earlier terminated by either Party pursuant to the provisions of this Agreement (hereinafter the Initial Collaboration Term and each Collaboration Term Extension Year, as applicable, the "COLLABORATION TERM").

     2.7.2 EXTENSION OF THE COLLABORATION. ACY may seek to extend the Collaboration upon the same terms and conditions provided herein, in four (4) increments of one (1) year each (each a "COLLABORATION TERM EXTENSION YEAR"), for up to an additional four (4) years ending on June 30, 2007, by serving Hyseq with notice of this intent by December 31 of the third year of the Initial Collaboration Term, and each consecutive year thereafter for the next three (3) years, as applicable. Subject to the provisions of Section 2.8 below, Hyseq may decline to extend the length of the Initial Collaboration Term, by providing written notice thereof to ACY not later than 15 days after ACY's notice of intent to so extend.

     2.7.3 EVALUATION OF YEARLY RESULTS OF COLLABORATION PRIOR TO EARLY TERMINATION OF THE COLLABORATION. Prior to serving Hyseq with notice of early termination of the

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

           Collaboration in accordance with the provisions set forth in Paragraph 9.2.1(iii), (iv), or (v) hereof, ACY shall provide notice to Hyseq of its failure to comply with such provisions. The JSC shall convene a meeting as soon as practicable thereafter, but in no event later than within a period of two weeks, to discuss the progress and results of the Collaboration thus far, and to promptly determine the reason for the failure to comply with the requisite obligations and milestones. The JSC shall promptly attempt to devise a plan to rectify the problems causing such failure determined by the JSC. If a plan satisfactory to ACY and Hyseq is decided on by the JSC, ACY shall withdraw its notice of failure to comply, and the Collaboration shall continue for the remaining time period of the Collaboration Term (taking into account any time spent during such discussions and deliberations by the JSC in lieu of performing work in the Collaboration). The JSC shall cause the Work Plan to be modified in accordance with their determinations and future plans in this regard. If a plan satisfactory to ACY is not decided on by the JSC, ACY may, in its sole discretion, serve written notice of early termination of the Collaboration in accordance with the provisions of Paragraph 9.2.1(iii), (iv) or (v) hereof, which notice shall be retroactive to the date of notice of failure to comply as provided to Hyseq pursuant to the provisions of this Paragraph 2.7.3.

2.8  EXCLUSIVITY.

     Hyseq warrants and represents that for the duration of the Collaboration Term inclusive of each Collaboration Term Extension Year, if any, Hyseq will not itself or together with or on behalf of a Third Party undertake research or product development and commercialization, and it will not collaborate with or grant any license rights to or otherwise enable any Third Party in the * . Hyseq further warrants and represents that with respect to * , said covenant of exclusivity shall extend for * .

2.9  ACY MATERIALS.

     2.9.1 SEGREGATION OF ACY MATERIALS, ACY RESULTS, AND ACY DATABASE.
           Hyseq acknowledges that all ACY Materials, ACY Results, and the ACY Database are each the sole and exclusive property of ACY, and Hyseq shall maintain same for the benefit of ACY. Hyseq may use the ACY Materials only for purposes of performing its duties under the Collaboration and exercising its rights granted in Article 4 hereof. Subject to the licenses granted to Hyseq pursuant to Article 4 hereof, Hyseq agrees that it will in no event utilize for itself, or directly or indirectly make available to any Third Party, all or any portion of the ACY Materials, ACY Results, and ACY Database, without the express prior written consent of ACY. The foregoing provisions of this Paragraph do not apply to any actions taken by Hyseq for verification purposes or to the extent required to perform its obligations under this Agreement. Hyseq shall maintain all ACY Materials and the ACY Database, including the ACY Results, separate and apart from any of its own data and records or those of any Third Party in its possession. In no event shall Hyseq permit a Third Party access to any ACY Materials, and in

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

           no event shall Hyseq permit a Third Party access to any portion of the ACY Database that has been indicated by ACY as "proprietary and strictly confidential," and if applicable, "restricted."

     2.9.2 DISPOSITION AFTER EXPIRATION OF THE COLLABORATION. Subject to 2.9.1, upon expiration of the Collaboration and at the instruction of ACY, Hyseq shall:

           (i) return all or a designated portion of such ACY Materials to ACY; or

           (ii) transfer all or a designated portion of such ACY Materials to a designee of ACY; or

           (iii) maintain for archival purposes, all or a portion of such ACY Materials and allow ACY reasonable access to same, the reasonable expenses of such archiving and access to be borne by ACY; or

           (iv)  destroy all or a portion of such ACY Materials.

                                    ARTICLE 3
                  TECHNOLOGY TRANSFER AND ESTABLISHMENT OF ACY
                           BIOINFORMATICS DATA CENTER

3.1 INSTALLATION. As soon as practicable after the Effective Date, the Bioinformatics PMT shall initiate the installation of a logical and physical design of an ACY Bioinformatics Data Center as set forth in
     Exhibit 3.1. In connection therewith, the Bioinformatics PMT shall, within a period of seven (7) business days from the date of receipt of applicable specifications, approve a plan to purchase equipment, and shall develop an installation plan which shall be subject to approval by the Bioinformatics PMT. The installation shall be completed not later than six (6) months after the later of (i) the approval of said plans, or
     (ii) receipt by Hyseq of the Initial Funding.

3.2 * . Hyseq shall, with the participation and assistance of ACY, recruit and employ or otherwise engage * individuals, all as agreed upon by ACY and set forth in the Work Plan. The selected FTEs shall install and implement * , and shall provide continued on-site technical support to ACY, on premises in the United States as may be designated by ACY from time to time (*). The Parties contemplate that by the beginning of the second year of the Collaboration, such * shall be recruited from the New Jersey area. The * shall be based at the premises designated by ACY, and shall be required to agree to be bound by terms and conditions consistent with Article 7 and Section 11.1 hereof. Their key responsibilities shall be as follows:

     3.2.1  *
     3.2.2  *
     3.2.3  *

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


3.3 EMPLOYEE EXPENSES. All expenses incidental to the recruiting and employ of the * shall be borne by Hyseq, including their salaries, wages, fringe benefits, related payroll taxes, overtime, vacation and holiday pay illness, personal days off with pay, costs of employee fringe benefits, including health and life insurance, welfare, pension, and profit-sharing as applicable; and all overhead (except for office space, telephone and other utilities to be provided without charge by ACY at the ACY designated facility) associated with their employment hereunder, including general and administrative expenses; all as expended during the Initial Collaboration Term and each Collaboration Term Extension Year, as applicable. Upon termination of this Agreement, ACY may offer to employ such FTEs directly on mutually agreed terms.

3.4 BIOINFORMATICS TECHNOLOGY TRAINING. Hyseq shall at all times during the Initial Collaboration Term and any Collaboration Term Extension Year, exert reasonable commercial efforts to keep the * and the ACY Bioinformatics PMT abreast of all improvements, customization, upgrades, and other modifications or additions made to the Hyseq Technology and Hyseq Software, and Hyseq shall use reasonable commercial efforts to train such * and ACY Bioinformatics PMT on a timely basis, in the use of same as applicable to the discharge of Hyseq's obligations hereunder. The * and representatives of ACY or members of the Bioinformatics PMT shall attend training sessions on the premises of Hyseq at times to be agreed by the Parties and set forth in the Work Plan in furtherance of the aforesaid continued training, provided, however that ACY shall bear all travel, lodging, meals and other costs incurred by ACY personnel in attending said training sessions on the premises of Hyseq.

3.5 ADDITIONAL CONSULTATION. Technical training and additional consultation equal to * shall be provided by Hyseq to ACY during the Initial Collaboration Term and any Collaboration Term Extension Year, at no additional cost to ACY.

3.6  ADDITIONAL FTE.  Additional technical training and consultation equal to
     * hours with respect to * , and up to * , shall be provided by Hyseq during the Initial Collaboration Term and each Collaboration Term Extension Year, at no additional cost to ACY.

3.7 REQUESTED FURTHER CONSULTATION. Consultation in addition to that provided by Hyseq as set forth above shall be provided upon request at the rate of * plus pre-approved expenses, such as lodging, travel, telephone, telefax, postage, and facilities and equipment rental, and shipping.

                                    ARTICLE 4
                                 LICENSE GRANTS

4.1  LICENSES GRANTED TO ACY.

     4.1.1 SOFTWARE LICENSE. Hyseq and ACY are concurrently entering into the Software License Agreement pursuant to which Hyseq is granting to ACY a worldwide, non-exclusive license, with the right to sublicense, on the terms and conditions set forth therein.

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



     4.1.2 COLLABORATION LICENSE. Hyseq hereby grants to ACY a worldwide, exclusive right and license under Hyseq Technology, Hyseq Patents and Hyseq's interests in Joint Patents to discover, develop, make, have made, use, import, offer for sale, and to sell ACY Products in the * , subject to the payment of royalties as applicable and in accordance with Article 5 herein. Said license shall extend until termination of the Collaboration, and then shall apply only to each Designated Organism Family for one (1) year post termination of the Collaboration.

     4.1.3 THE ACY DATABASE LICENSE(S). Hyseq hereby grants to ACY a worldwide right and license, with the right to sublicense, under Hyseq Technology, Hyseq Patents and Hyseq's interests in Joint Patents, to use the ACY Database, including the ACY Results contained therein, for any use whatsoever, including all research purposes, to discover, develop, make, have made, use, import, offer for sale, and to sell ACY Products in any field, subject to the payment of royalties as applicable and in accordance with Article 5 herein. ACY's right and license as granted in this Paragraph 4.1.3 shall be exclusive in the
           * and non-exclusive for all applications and fields outside of the * . ACY retains the exclusive right for use of the ACY Database for any and all uses and applications whatsoever in the * .

     4.1.4 NO OTHER RIGHTS. Except as expressly provided otherwise in this Agreement and the Software License Agreement, no rights in or to any Hyseq Technology, Hyseq Software or Hyseq Patents shall be transferred to ACY, and unless otherwise agreed in writing, ACY is not granted any other license under the Hyseq Technology, Hyseq Software, or Hyseq Patents, and warrants and represents that it will make no use of same except as permitted hereunder.

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                                       16

4.2  LICENSES GRANTED TO HYSEQ.

     4.2.1 ACY hereby grants to Hyseq a worldwide, fully paid research use license, with no right to sublicense, under ACY Patents and ACY Technology, including the ACY Database and ACY Materials, to undertake its obligations in the Collaboration. Said license shall extend until termination of the Collaboration.

     4.2.2 ACY hereby grants to Hyseq a worldwide, non-exclusive license, with no right to sublicense, to use the ACY Database for all applications outside the * , including all research purposes and to discover, develop, make, have made, use, import, offer for sale, and to sell Hyseq Products outside the Agricultural Field, subject to the payment of royalties as applicable and in accordance with
           Article 5 herein. Consistent with the prohibition on sublicensing, no ACY Results or other data will be displayed on, or made available through the Internet to anyone other than ACY, on sites such as, for example, "GeneSolutions.com," except as may be otherwise agreed by the Parties.

     4.2.3 Notwithstanding the provisions of Sections 4.2.1 and 4.2.2 above, the licenses granted to Hyseq shall expressly exclude the right to use any ACY data in the ACY Database if and to the extent such ACY data has been developed by ACY or an Affiliate of ACY using technology that is not permitted by contract to be used by Hyseq or a Third Party, and has been identified to Hyseq as such ("RESTRICTED TECHNOLOGY").

     4.2.4 Except as expressly provided otherwise in this Agreement and the Software License Agreement, no rights in and to ACY data, the ACY Database, ACY Materials, ACY Patents, ACY Technology or other trade secrets or know-how, shall be transferred to Hyseq unless otherwise agreed in writing. Hyseq is not granted any other license with respect to same and Hyseq warrants and represents that it shall make no use of same other than as permitted hereunder. For the avoidance of doubt, Hyseq is granted no right and license in the * whatsoever, other than the rights granted in Paragraph 4.2.1.

4.3 RIGHTS IN BANKRUPTCY. The rights granted pursuant to this Agreement constitute "intellectual property" within the meaning of Sections 101 and 365(n) of the United States Bankruptcy Code. Upon the bankruptcy of either Party, the non-bankrupt Party shall be further entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property under which the non-bankrupt Party is not in default which is the subject of an enforceable license to such non-bankrupt Party, and same, if not already in its possession, shall be promptly delivered to such non-bankrupt Party by the bankrupt Party.

* denotes request for confidential treatment

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



                                    ARTICLE 5
                      PAYMENTS, REPORTING, AND AUDIT RIGHTS

5.1  INITIAL COLLABORATION RESEARCH FUNDING.

     5.1.1 ACY will pay Hyseq $5.0 million (the "INITIAL FUNDING") on or before December 29, 1999, * .

     5.1.2 * million of said Initial Funding shall be applied by Hyseq against the purchase and other costs associated with computers to be used on Hyseq premises for the purpose of the Collaboration, all in accordance with the Work Plan. All right, title, and interest in and to said equipment shall reside in ACY during the Collaboration, provided further that Hyseq shall have an option to purchase said equipment upon expiration or early termination of this Agreement, for the sum of * .

     5.1.3 * million of said Initial Funding shall be applied by Hyseq against the purchase and other costs associated with software and computers to be used on ACY's premises for the purpose of the Collaboration and otherwise. All right, title, and interest in and to same shall reside with ACY, except for the Hyseq Software, including the Hyseq Schema, which is licensed to ACY pursuant to the Software License Agreement.

5.2  ADDITIONAL COLLABORATION RESEARCH FUNDING.

     5.2.1 During the Initial Collaboration Term, ACY shall make research payments to Hyseq in accordance with the following: * (payable on the last business day of each such quarter); * (payable on the last business day of each such calendar quarter); * (payable on the last business day of each such calendar quarter; and * (payable on the last business day of such calendar quarter).

     5.2.2 If the Collaboration is extended, ACY shall pay * . In order to avoid any down time in which Hyseq would not be * , ACY may elect to overlap work performed in each Collaboration Term Extension Year with that of the last three to six months of the prior term, and in such event, ACY shall be entitled to * , such that the payment for * in a Collaboration Term Extension Year shall be reduced to * .

     5.2.3 Provided ACY has not directed changes to the Work Plan and mix of work in accordance with Paragraph 2.1.8 hereof, if * processed by Hyseq in accordance with the Work Plan exceeds * in any given calendar quarter within a year during the Collaboration, and by the end of the next quarter of said year is not offset by a reduction * in that quarter, then ACY shall pay Hyseq an additional
           * that quarter, which additional fee shall be due within 30 days of the end of the quarter following the quarter in which the * has occurred.

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


     5.2.4 The Software License Fees are included in fees payable under this Section 5.2 during the Collaboration Term.

     5.2.5 If ACY wishes to designate more than twelve (12) Designated Organisms prior to December 31, 2002, or more than four (4) new Designated Organisms in any Collaboration Term Extension Year, ACY shall be entitled to so designate, subject to Paragraphs 2.1.2 and
           2.1.4 and upon payment of * . Said * shall be payable no later than 30 days after receipt by ACY of an invoice to be generated by Hyseq upon delivery of notice of the additional designation.

5.3  ROYALTIES.

     5.3.1 ACY OBLIGATION TO PAY ROYALTIES. ACY shall pay Hyseq royalties on Net Sales of ACY Products for a period expiring on the later of (a) the expiration of the last Patent covering any such Product on a country-by-country basis, or (b) fifteen (15) years after the First Commercial Sale of such Product hereunder, said royalty rates set forth below. Upon expiration of the obligation to pay royalties with respect to a Product pursuant to this Paragraph 5.3.1, the license with respect thereto shall be deemed fully paid.

     5.3.2 ACY ROYALTY RATES.

            (i)  ACY shall pay Hyseq royalties * on Net Sales of
                 ACY Products in the *, wherein said Product incorporates a gene sequence or gene product as defined in Paragraph 1.3(a) herein, in any jurisdictions where the manufacture, use or sale of such ACY Products are covered by a Valid Claim of a Patent directed to a composition of matter containing said Product, or use or manufacture of such Product, which royalty shall be reduced to * if not covered by any such Patent or if the Product does not incorporate such gene sequence or gene product as defined in Paragraph 1.3(b) herein.

            (ii) ACY shall pay Hyseq royalties of * on Net Sales
                 of ACY Products outside the * , wherein said Product incorporates a gene sequence or gene product as defined in Paragraph 1.3(a) herein, in any jurisdictions where the manufacture, use or sale of such ACY Products are covered by a Valid Claim of a Patent directed to a composition of matter containing said Product, or manufacture or use of such Product, which royalty rate shall be reduced to * if the Product does not incorporate such gene sequence or gene product as defined in Paragraph 1.3(b) herein. Each such royalty rate shall be reduced by one-half if the applicable Product is not covered by any such Patent.

     5.3.3 HYSEQ OBLIGATION TO PAY ROYALTIES. Hyseq shall pay ACY royalties on Net Sales of Hyseq Products for a period expiring on the later of (a) the expiration of the last Patent covering any such Hyseq Product on a country-by-country basis, or (b) fifteen (15) years after the First Commercial Sale by Hyseq of such Hyseq

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

           Product hereunder, said royalty rates set forth below. Upon expiration of the obligation to pay royalties with respect to a Hyseq Product pursuant to this Paragraph 5.3.3, the license with respect thereto shall be deemed fully paid.

     5.3.4 HYSEQ ROYALTY RATES. In consideration of the licenses granted to Hyseq herein, Hyseq shall pay ACY royalties of * on Net Sales of Hyseq products outside the *: (a) that tangibly incorporate gene sequences or products of gene sequences arising out of the Collaboration, or alternatively, products that tangibly incorporate gene sequences or products of gene sequences therefrom, which products contain all or a portion of said gene sequences or gene products whether introduced by genetic modification techniques or by enhancement or other in situ modification to naturally occurring genes or gene products with the subsequent development of products containing said genes or gene products so modified; and Hyseq shall pay ACY royalties of * on Net Sales of Hyseq products, including without limitation, Compounds, that (b) are developed, made, used or sold as, or for use as an ingredient in a product outside the * , the development of which product derived from information contained in the ACY Database which information was not independently available to Hyseq as may be shown by contemporaneous documentation (collectively referred to herein as "HYSEQ PRODUCTS"), in any jurisdictions where the manufacture, use or sale of any such Hyseq Product is covered by a Valid Claim of a Patent directed to a composition of matter containing such Product, or use or manufacture of such Product. Each such royalty rate shall be reduced by one-half if the applicable Product is not covered by any such Patent.

     5.3.5 TIMING OF ROYALTY PAYMENTS. Royalties shall be paid in arrears on a quarterly basis, with payments due 90 days after the end of the calendar quarter, for each Product on a product-by-product basis, commencing upon the First Commercial Sale of a particular Product in any jurisdiction.

     5.3.6 OTHER ROYALTY-RELATED PROVISIONS. If it is necessary for a Party or its sublicensee to pay a royalty to one or more Third Parties for making, using or selling a Product in a jurisdiction, the royalty it pays to the other Party in such jurisdiction will be reduced by the same proportion as the lowest reduction of royalties required of one or more of the other licensors (e.g., if one licensor is required to reduce by * and another is required to reduce by * , the other Party also will reduce royalties by *), provided, however, in no event will royalties in any jurisdiction be reduced, by reason of Third Party royalty reduction, to less than * of the royalty otherwise payable to the other Party.

5.4 HYSEQ SOFTWARE LICENSE FEES. In addition to the amount specified in Paragraph 5.1.3, and as set forth in the Software License Agreement, ACY shall pay Hyseq * for the use of Hyseq Software, including all Modifications and Upgrades thereto. Said * is included in the amount payable under Section 5.2 above during the Collaboration Term. Upon termination of the Collaboration, ACY shall have a paid-up license to the Hyseq Software, including all modifications, upgrades, and improvements thereto, all as in

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                                       20
     existence as of the date of such termination, and shall be entitled to continue to receive Upgrades and be licensed thereunder, subject to payment of the Renewal Fee (as defined and further described in the Software License Agreement), and provided further that if the Collaboration is terminated prior to June 30, 2003, ACY shall be responsible for payment of any remaining annual Base License Fee (as defined in the Software License Agreement) through June 30, 2003, on a pro rata basis. Upon such termination, ACY shall be responsible for securing licenses of * Third Party software, and for maintaining service contracts on any hardware used in connection with the ACY Database. In connection with the foregoing, Hyseq shall assist ACY in all reasonable respects, and shall grant ACY access to continued modifications, upgrades, and improvements to the Hyseq Software, as set forth more fully in the Software License Agreement.

5.5 NET SALES REPORTS. Within sixty (60) days after the end of each fiscal quarter following the First Commercial Sale of any Product, the selling Party shall provide the other Party with a written report setting forth
     (i) gross Sales of the applicable Product made during such quarter, (ii) the deductions taken from gross Sales to arrive at Net Sales, and (iii) Net Sales of the applicable Product made during such quarter. Each such Sales report shall include reasonable supporting documentation.

5.6 ACCOUNTING AND AUDITS. Each Party shall keep and maintain proper and complete records and books of account documenting gross Sales of their respective Products, deductions taken therefrom to arrive at Net Sales, and Net Sales. Each Party shall permit an independent public accountant designated by the other Party, except one to which the other Party shall have reasonable objection, to have access, no more than once in each calendar year, but only for as long as royalties are paid under this Agreement, during regular business hours, and upon reasonable notice, to inspect its records and books for the sole purpose of determining the appropriateness of any royalty payments made by the disclosing Party to the other Party hereunder. If such examination results in a final determination that royalties have been overstated or understated, the applicable amount shall be refunded or paid promptly. The fees and expenses of such accountant shall be paid by requesting Party, unless the audit results in a final determination that royalty payments have been understated by more than ten percent (10%) for the period examined, in which case the audited Party shall pay the fees and expenses of such accountant. All information obtained by, or provided to, the requesting Party and/or its accountants pursuant to this Section shall be subject to obligations of strict confidentiality.

5.7 TAXES. Each Party shall pay any and all taxes levied on account of royalties or other payments it receives under this Agreement. If Applicable Laws require that taxes be withheld, the paying Party shall (a) deduct these taxes from the remittal amount, (b) pay the taxes to the proper taxing authority, and (c) send proof of payment to the receiving Party within forty-five (45) days following that payment.

5.8 CURRENCY; CONVERSION. All payments made under this Agreement shall be in U.S. dollars. With respect to any royalty payment based on Net Sales made in a currency other than U.S. dollars, each Party shall convert such currency to U.S. dollars in

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                                       21
     accordance with the foreign currency conversion procedures, as in effect from time to time, then used by it in the ordinary course of its business.

5.9 BLOCKED CURRENCY/ROYALTY RATES.

     5.9.1 If by reason of any restrictive exchange laws or regulations, a Party shall be unable to convert to U.S dollars, amounts equivalent to the royalties payable hereunder in respect of Products sold for funds other than U.S. dollars, such royalty payments shall be deferred until such restrictive practices are lifted so as to permit such conversion, or until the receiving Party, at its option, designates a bank of the receiving Party's choice in the country in question, where such royalties may be legally remitted in trust for such receiving Party, in local currency.

     5.9.2 If in any country where Products are manufactured or sold, rates of royalties provided for herein are prohibited by law or regulation, a Party shall pay such royalties at the highest rate permitted in that country for licenses of the type herein granted, and shall be deemed in compliance with its royalty payment obligations hereunder in so doing.

5.10 BANK ACCOUNTS. All payments made hereunder shall be made by check to the receiving Party at the respective addresses provided herein, or as may be indicated from time to time hereunder by the receiving Party in writing.

                                    ARTICLE 6
                          INVENTIONS AND PATENT RIGHTS

6.1  TITLE.

     6.1.1 All inventions, discoveries, know-how, copyrights, and trade secrets arising from the Collaboration that are made, conceived or reduced to practice by, or generated solely by Hyseq employees or Hyseq agents in the course of, or as a result of, performing their duties under the Collaboration ("HYSEQ INVENTIONS") shall be solely owned by Hyseq. ACY shall have no rights in any Hyseq Inventions except as herein granted or as required to exercise its rights and perform its obligations under the Collaboration. Notwithstanding the foregoing, Hyseq shall assign to ACY all of its right, title and interest in and to Hyseq Inventions that are genes or portions thereof, derived from the ACY Materials and whose identity is discovered or further determined in the course of, or as a result of performing said duties under the Collaboration, subject to payment of any applicable royalties pursuant to Article 5.

     6.1.2 Ownership of the Hyseq Software and Modifications and
           Upgrades (as defined in the Software License Agreement) shall be in accordance with the provisions set forth in the Software License Agreement.


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


     6.1.3 All inventions, discoveries, know-how, copyrights, and trade secrets arising from the Collaboration that are made, conceived or reduced to practice by, or generated solely by ACY employees or ACY agents in the course of, or as a result of, performing their duties under the Collaboration ("ACY INVENTIONS") shall be solely owned by ACY. Hyseq shall have no rights in any ACY Inventions except as herein granted or as required to exercise its rights and perform its obligations under the Collaboration.

     6.1.4 *

     6.1.5 Subject to payment of the applicable fees pursuant to the terms of this Agreement, ACY retains all right, title, and interest in and to the ACY Database, including the ACY Results and all proprietary data contained therein, and including all intellectual property relating thereto as developed hereunder. ACY shall determine the disposition of any copyrights, or copyrightable material, first produced or composed in the performance of the Collaboration, and relating to the ACY Database.

     6.1.6 All ACY Materials shall be solely owned by ACY. Hyseq shall have no rights in any such materials except as granted herein or as required to exercise its rights and perform its obligations under the Collaboration.

6.2 NOTIFICATION. Each Party shall promptly notify the other upon the making, conceiving or reducing to practice of any invention or discovery made in accordance with the terms of this Agreement.

6.3 CERTAIN ACY PATENTING RIGHTS. ACY shall have the sole right to prepare, file, prosecute, maintain and extend patent applications, except as provided for below, concerning all ACY Inventions. ACY shall have the first right, using in-house or outside legal counsel selected at ACY's sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all * , in countries of ACY's choice throughout the world with appropriate credit to Hyseq representatives, including the naming of such Parties as inventors where appropriate and in accordance with the relevant legal requirements, for which ACY shall bear the costs relating to such activities which occur at ACY's request or direction.

6.4 CERTAIN PATENTING ELECTIONS OF ACY. If ACY, prior or subsequent to filing patent applications on any ACY Inventions or * , elects not to maintain same as a trade secret and also elects not to file, prosecute or maintain patent applications thereon, or on ensuing patents or certain claims encompassed by such patent applications or ensuing patents in the United States of America, ACY shall give Hyseq notice thereof within a reasonable period prior to allowing such patent applications or patents or such certain claims encompassed by such patent applications or ensuing patents to lapse or become abandoned or otherwise unpatentable or unenforceable, and Hyseq shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such certain claims encompassed by such

* denotes request for confidential treatment patent applications or ensuing patents in countries of its choice throughout the world. ACY patenting efforts shall not be construed as an election not to maintain or file under this Paragraph if ACY elects to delay such efforts for strategic purposes.

6.5 * AND DISCOVERIES. The Party filing patent applications for * shall do so in the name of, and on behalf of, both ACY and Hyseq. Each of Hyseq and ACY shall hold all information it presently knows or acquires under this Article 6, which is related to all such patents and patent applications, as confidential under the provisions of Article 7 hereof.

6.6 ASSIGNMENT OF INVENTIONS. In the event that, despite the provisions of this Article 6, ACY obtains rights in any Hyseq Invention or Hyseq obtains any rights in any ACY Invention, except as may be otherwise provided herein, the Party obtaining such rights agrees to assign all such rights to the other Party. Each Party will execute any documents reasonably requested by the other Party in order to implement the provisions of this Paragraph 6.6.

6.7 EMPLOYEE ASSIGNMENTS. Neither ACY nor Hyseq will permit any employees, including without limitation, ACY *, or independent contractors to perform work pursuant to the Collaboration unless such person is contractually obligated to assign his or her interest in any inventions or other discoveries to ACY or Hyseq, or both, as applicable.

6.8 ACTUAL OR THREATENED INFRINGEMENT.

     6.8.1 In the event either Party becomes aware of any possible infringement or unauthorized possession, knowledge or use of any patents, copyrights, or technology of others, Patents, Confidential Information, Hyseq Technology, ACY Technology, a Party's copyrights, the ACY Database, the ACY Materials, or other technology of ACY (collectively, an "Infringement"), that Party shall promptly notify the other Party and provide it with full details. ACY shall be responsible for the prosecution, prevention or termination of any such Infringement, at ACY's expense, in those instances where ACY is the owner of the underlying information or intellectual property (solely or jointly with Hyseq) that is the subject of such Infringement or has been exclusively or co-exclusively licensed same hereunder. Hyseq shall be responsible for the prosecution, prevention or termination of any such Infringement, at Hyseq's expense, in all other instances. If Hyseq does not commence an action to prosecute, or otherwise take steps to prevent or terminate an Infringement within one hundred and twenty (120) days from such notice, then ACY shall have the right and option to take such reasonable action as considered appropriate to prosecute, prevent or terminate such Infringement. If ACY does not commence an action to prosecute, or otherwise take steps to prevent or terminate an Infringement where Hyseq is the joint owner of underlying information or intellectual property and same is not licensed exclusively to ACY, within one hundred and twenty (120) days from such notice, then Hyseq shall have the right and option to take such reasonable action as considered appropriate to prosecute, prevent or terminate such Infringement. If either Party lacks standing to bring suit,

* denotes request for confidential treatment
           or otherwise determines that it is necessary or desirable for the other to join any such suit, action or proceeding, the second Party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

     6.8.2 Each Party shall, unless otherwise mutually agreed, bear the cost of any proceeding or suit brought by it. In each case, the Party bringing suit shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses, including reasonable attorney's fees, related to such suit or settlement. The remainder is next to be used to reimburse the other Party for its reasonable costs and expenses so incurred. Any remaining amounts shall go to the Party bringing suit. Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Paragraph by the other Party for Infringement. In any action under this Paragraph, the Parties shall fully cooperate with and assist each other.

     6.8.3 LITIGATION STATUS. The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning the Collaboration, provided that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by one Party pursuant to this Section may be entered into without the consent of the other Party if such settlement would require the non-settling Party to be subject to an injunction or to make a monetary payment or would adversely affect the non-settling Party's patent rights or the non-settling Party's other rights under this Agreement.

     6.8.4 In the event that an Infringement claim is brought against Hyseq or ACY or both, which ACY, in its good faith business judgment, believes will result in an injunction against Hyseq and/or ACY, preventing the use of Hyseq Technology necessary or preferable for use in the Collaboration as contemplated herein, Hyseq shall have a period of 60 days from written notice of ACY's good faith determination to (i) procure the right to continue using same at no additional costs to ACY, or (ii) replace or modify same so that it becomes non-infringing, at no additional cost to ACY, provided that such replaced or modified techniques or technology operates in a reasonably equivalent manner. If Hyseq is unable to procure rights to continue using such Hyseq Technology as contemplated by (i) or to otherwise provide a non-infringing alternative as contemplated by
           (ii), ACY may terminate the Collaboration, effective 30 days after notice thereof.

                                    ARTICLE 7
                                 CONFIDENTIALITY

7.1 CONFIDENTIAL INFORMATION. Pursuant to the transactions contemplated by this Agreement, the Parties may provide to one another confidential information, including but not limited to each Party's proprietary materials and/or technologies, inventions, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, "CONFIDENTIAL INFORMATION" of a Party means any such confidential information disclosed by such Party to the other Party hereunder in written or oral form.

7.2 CONFIDENTIALITY. The recipient shall maintain the providing Party's Confidential Information in confidence, except if and to the extent that such disclosure is required by Applicable Law and provided that the providing Party has received written notice reasonably far in advance of the proposed disclosure. The recipient shall use the providing Party's Confidential Information solely to exercise its rights and perform its obligations under this Agreement, unless otherwise mutually agreed in writing. Upon request by the providing Party, the recipient shall return all tangible materials comprising Confidential Information of the providing Party and return or destroy any notes, copies, summaries or extracts of the providing Party's Confidential Information.

7.3  EXCLUSIONS.  Confidential Information shall not include information that:
     (i) is shown by contemporaneous documentation of the recipient to have been in its possession prior to receipt from the providing Party; (ii) is or becomes, through no fault of the recipient, publicly known; (iii) is furnished to the recipient by a Third Party without breach of a duty to the disclosing Party; or (iv) is independently developed by the recipient without use of the providing Party's Confidential Information. The receiving Party will have the burden of proving the availability of any of the above exemptions.

7.4 TERMINATION. All obligations of confidentiality and non-use imposed under this Article 7 shall expire five (5) years following termination of this Agreement.

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1 INDEMNIFICATION BY HYSEQ. Hyseq shall indemnify and hold ACY and its Affiliates, and their respective directors, officers, employees and agents, harmless against all claims, damages, liabilities, losses, costs and expenses (collectively, "CLAIMS") if and to the extent arising from
     (a) the breach by Hyseq of any of its representations, warranties and covenants hereunder; and (b) any negligent or willful acts or omissions of Hyseq or its employees or agents in connection with the performance of any tasks to be performed by Hyseq under this Agreement, except in each case to the extent any such Claim is subject to indemnification by ACY pursuant to Section 8.2 below. Indirect or consequential losses or damages are expressly excluded.

8.2 INDEMNIFICATION BY ACY. ACY shall indemnify and hold Hyseq and its Affiliates, and their respective directors, officers, employees and agents, harmless against all Claims if and to the extent arising from (a) the breach by ACY of any of its representations, warranties and covenants hereunder; and (b) any negligent or willful acts or omissions of ACY or its employees or agents in connection with the performance of any tasks to be performed by ACY under this Agreement, except in each case to the extent any such Claim is subject to indemnification by Hyseq pursuant to
     Section 8.1 above. Indirect or consequential losses or damages are expressly excluded.

8.3 PROCEDURE. The indemnified Party shall give prompt written notice to the indemnifying Party of any suits, claims or demands which may give rise to any loss for which indemnification may be required under this Article 8; provided, however, that failure to give such notice shall not impair the obligation of the indemnifying Party to provide indemnification hereunder except if and to the extent that such failure materially impairs the ability of the indemnifying Party to defend the applicable suit, claim or demand. The indemnifying Party shall be entitled to assume the defense and control of any suit, claim or demand of any Third Party at its own cost and expense; provided, however, that the other Party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying Party shall decline to assume control of any such suit, claim or demand, the Party entitled to indemnification shall be entitled to assume such control, conduct the defense of, and settle such suit, claim or action, all at the sole cost and expense of the indemnifying Party. The indemnifying Party shall not settle or dispose of any such matter in any manner which would adversely impact the rights or interests of the indemnified Party without the prior written consent of the indemnified Party, which shall not be unreasonably delayed or withheld.

                                    ARTICLE 9
                              TERM AND TERMINATION

9.1 TERM OF THE AGREEMENT AND EARLY TERMINATION OF THE AGREEMENT BY THE PARTIES. Subject to Section 9.3 hereof, the term of this Agreement shall extend through the Collaboration Term and thereafter until expiration of the last Patent covering the composition, use, or manufacture of a Product developed hereunder. This Agreement may be earlier terminated as follows:

     9.1.1 by mutual written agreement of the Parties, effective as of the time specified in such written agreement; or

     9.1.2 by either Party,

            (i)  in the event of a Bankruptcy Event of the other
                 Party, effective immediately upon the occurrence of such Bankruptcy Event; or

            (ii) upon any material breach of this Agreement by the
                 other Party; provided, however, that the Party alleging such breach must first give the other Party written notice thereof, which notice must state that nature of the breach in reasonable detail and that the Party giving such notice views such alleged breach as a basis for terminating this Agreement under this Paragraph 9.1.2 and the Party receiving such notice must have failed to cure such alleged breach within ninety
                 (90) days after receipt of such notice.

9.2  EARLY TERMINATION OF COLLABORATION BY ACY.

     9.2.1 RIGHT TO TERMINATE. ACY may terminate the Collaboration at any time in its sole discretion:

            (i) in the event of the "Acquisition" of Hyseq by a Third Party,

            (ii) if Hyseq is no longer generally engaged in gene
                 discovery and sequencing as a primary business activity or is generally unable to perform the types of obligations set forth herein; and

           beginning on April 1, 2000:

            (iii) if Hyseq does not * at the * , subject however
                 to delivery by ACY of the requisite ACY Materials in accordance with the timetable set forth in the Work Plan; or

            (iv) if Hyseq fails to deliver * in accordance with
                 the milestones and timetable set forth in the Work Plan, and provided ACY has first delivered the requisite ACY Materials in accordance with such timetable; or

* denotes request for confidential treatment

            (v) if Hyseq fails to provide standard reports in accordance with the milestones set forth in Exhibit 9.2.1(v); or

            (vi) if ACY terminates in accordance with the
                 provisions of Paragraph 6.8.4 hereof;

           said termination to become effective 90 days after written notice of termination is provided to Hyseq of ACY's intent to so terminate, except for termination pursuant to this Paragraph 9.2.1(vi), which shall become effective upon 30 days notice. For purposes hereof, an "ACQUISITION" shall be deemed to have occurred if Hyseq shall consolidate or merge with another entity, or convey, sell or lease to another entity all or substantially all of the stock, assets or business of Hyseq and its subsidiaries, taken as a whole, or suffer a Change in Control in which another entity shall come to control Hyseq. "CHANGE OF CONTROL" as used herein shall mean any transaction or event as a result of which any other entity acquires or for the first time controls and is able to vote without restriction (directly or through nominees or beneficial ownership) fifty percent (50%) or more of the capital stock of Hyseq outstanding at the time having the power ordinarily to vote for directors of Hyseq.

     9.2.2 EFFECTS OF EARLY TERMINATION OF THE COLLABORATION. Any termination of the Collaboration shall be without prejudice to the rights of either Party against the other, then accruing or otherwise accrued under this Agreement. The licenses granted to ACY pursuant to Article 4 shall survive early termination of the Collaboration by ACY under this Section and the licenses granted to Hyseq shall survive early termination of the Collaboration by ACY under Paragraph 9.2.1(i), (ii), and (vi). Further, as of the date of notice of such early termination by ACY of the Collaboration, ACY shall be released from its future obligations of research funding pursuant to Article 5 hereof, except for any obligations which have accrued but have not been satisfied as of the date of notice of such termination, and any applicable royalty payments or other applicable fees. Notwithstanding the foregoing, if ACY terminates the Collaboration in accordance with the provisions of Paragraph 9.2.1(iii), 9.2.1(iv) or 9.2.1(v) before September 30, 2000, ACY shall be entitled to a refund of the Initial Funding paid in accordance with Paragraph 5.1.2 hereof, less the actual cost of the computers purchased, such cost to be determined in accordance with Hyseq's customary accounting and business procedures, consistently applied.

9.3 TERMINATION AND SURVIVAL OF PROVISIONS UPON TERMINATION OF THE COLLABORATION OR THIS AGREEMENT.

    9.3.1. Upon any termination of this Agreement, the Collaboration shall also terminate.

    9.3.2. Upon any termination of the Collaboration, if this Agreement is not also terminated, the following provisions shall terminate and no longer be in effect: Sections 2.1 through 2.7 inclusive; Section 2.8, except as otherwise provided in the last sentence thereof; Article 3; Paragraph 4.1.2, except as otherwise provided in the last sentence thereof; Paragraph 4.2.1; Sections 5.1 and 5.2, except for amounts accrued as of the date of termination; Section 6.7; and Paragraph 9.2.1. All other provisions shall remain in effect as provided by this Agreement.

    9.3.3. Upon any termination this Agreement pursuant to Paragraphs 9.1.1 or 9.1.2, the following provisions of this Agreement shall survive:
           Section 2.8, as provided in the last sentence thereof; Section 2.9; Paragraph 4.1.2, as provided in the last sentence thereof; Paragraphs 4.1.3 (except as provided below), 4.1.4, 4.2.2 (except as provided below), 4.2.3, 4.2.4; Section 4.3; Sections 5.1 and 5.2 for amounts accrued as of the effective date of notice of termination; Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, and 5.10 (all of which except as provided below); Sections 9.3, 9.4 and 9.5; and Articles 6, 7, 8, 10 and 11. Notwithstanding the foregoing, the license granted (pursuant to Paragraph 4.1.3 or 4.2.2 as the case may be) to the Party terminated for material breach in accordance with the provisions of Paragraph 9.1.2(ii) hereof and the provisions of
           Article 5 pertaining to same shall not survive.

    9.3.4. Upon any termination of this Agreement other than pursuant to Paragraphs 9.1.1 or 9.1.2, the following provisions shall survive:
           Section 2.9, Article 5 (with respect to amounts accrued as of the date of termination), 7, and 8; Sections 9.3, 9.4, and 9.5; and Articles 10 and 11.

    9.3.5. Additionally, Article 1 shall survive any termination of the Collaboration or this Agreement to the extent defined terms therein are used in provisions of this Agreement that also survive such termination.

9.4 CONTINUING LIABILITY. Termination of this Agreement for any reason shall not release any Party from any liability, obligation or agreement, which has already accrued, nor affect the survival of any provision hereof, which is expressly stated to survive such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder or which may arise out of or in connection with such termination.

9.5 RETURN OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement, each Party shall return to the other all Confidential Information of such other Party that remains in its possession, except that each Party shall be entitled to retain one (1) copy of any such information for archival purposes.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

10.1 MUTUAL REPRESENTATIONS. Each Party hereby represents and warrants to the other as follows:

    10.1.1 DUE ORGANIZATION. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

    10.1.2 DUE AUTHORITY. It has power and authority to execute and deliver this Agreement, and to perform its obligations hereunder.

    10.1.3 NO CONFLICT. The execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of, or constitute a default under or a violation of (i) any agreement where such conflict, breach or default would impair in any material respect the ability of such Party to perform its obligations hereunder; (ii) the provisions of its charter document or bylaws; or (iii) any Applicable Law, but, with respect to this clause (iii), only where such violation could reasonably be expected to have a material adverse effect on the ability of such Party to perform its obligations hereunder.

    10.1.4 BINDING OBLIGATION. This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equitable principles.

    10.1.6 COMPLIANCE WITH APPLICABLE LAWS. It shall perform all of its obligations hereunder in compliance with all Applicable Laws the violation of which could reasonably be expected to have a material adverse effect on such Party's ability to perform its obligations hereunder.

    10.1.7 NO ACTIONS. There are no actions, suits or proceedings pending or, to its knowledge, threatened against it or its Affiliates, which affect its ability to carry out its obligations under this Agreement.

    10.1.8 ADDITIONAL HYSEQ REPRESENTATION. In addition to the foregoing, Hyseq represents and warrants to ACY that, to Hyseq's knowledge as of the Effective Date, the practice of the Hyseq Technology or Hyseq Software as contemplated by this Agreement will not constitute infringement or an unauthorized use of any patent, copyright, trade secret, proprietary information, license or right therein belonging to any Third Party.

    10.1.9 ADDITIONAL ACY REPRESENTATION. In addition to the foregoing, ACY represents and warrants to Hyseq that, to ACY's knowledge as of the Effective Date, use by Hyseq of the ACY Materials in performing the Collaboration as contemplated by this Agreement will not constitute infringement or an unauthorized use of any patent, copyright, trade secret, proprietary information, license or right therein belonging to any Third Party.

   10.1.10 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of either Party in connection with the valid execution, delivery and performance of this Agreement, except for any filings under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 or counterpart filings under the competition laws of other applicable countries or regions in the world. Any filings under the Hart-Scott-Rodino Antitrust Improvements Act or other Applicable Laws and regulations in other countries or regions in the world, if any, will be effected by the Parties hereto as soon as practicable after the full execution of this Agreement. If any such filing is effected by the Parties, the costs attendant thereto shall be borne equally by the Parties. If this Agreement is enjoined under Hart-Scott-Rodino, this Agreement shall be null and void.

   10.1.11 NO FURTHER REPRESENTATIONS OR WARRANTIES. Except as otherwise expressly provided in this Agreement or the Software License Agreement, neither Party makes any representation or warranty of any kind to the other Party, either express or implied.

                                   ARTICLE 11
                                  MISCELLANEOUS

11.1 RELATIONSHIP OF THE PARTIES. The Parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute ACY and Hyseq as partners or joint ventures or ACY or Hyseq as an agent of the other. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking.

11.2 LIMITATION OF LIABILITY. Neither Party shall have any liability to the other Party pursuant to this Agreement for any special, indirect or consequential damages, including but not limited to loss of profits, loss of business opportunities or loss of business investment.

11.3 NOTICES. Any notice or other communication hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed) or by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or, if given by mail, upon receipt, as follows (or to such other persons and/or addresses as may be specified in writing to the other Party hereto):

     If to Hyseq, to:  Hyseq, Inc.
                       670 Almanor Avenue
                       Sunnyvale, CA  94086
                       Attention:  Chief Executive Officer
                       Facsimile:  (408) 524-8145

     With a copy to:   Sachnoff & Weaver, Ltd.
                       30 South Wacker Drive, 29th Floor
                       Chicago, IL  60606-7484
                       Facsimile:  (312) 207-6400

     If to ACY, to:    American Cyanamid Company
                       Global Agricultural Products Research Division
                       P. O. Box 400
                       Princeton, NJ  08543-0400
                       Attention:  President
                       Facsimile:  (609) 275-5234

     With a copy to:   Assistant General Counsel
                       One Campus Drive
                       Parsippany, NJ  07054
                       Facsimile:  (973) 683-4117


11.4 SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, ACY, Hyseq, and their respective successors and assigns; provided, however, that neither ACY nor Hyseq may transfer or assign any of its rights and obligations hereunder without the prior written consent of the other, except that either Party may transfer or assign any of its rights and obligations hereunder to an Affiliate or a person or other entity that acquires all or substantially all of the business or assets of such Party to which this Agreement relates, or pursuant to a merger or consolidation. Each Party shall notify the other promptly following any such transfer, assignment, merger or consolidation. Any purported assignment in contravention of this
     Section 11.4 shall, at the option of the nonassigning Party, be null and void and of no effect.

11.5 AMENDMENTS AND WAIVERS. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by ACY or Hyseq therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Party against whom enforcement of such amendment is sought, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Party against whom enforcement of such variance, contradiction or explanation is sought.

11.6 GOVERNING LAW. In the event a dispute, controversy or claim arises under this Agreement, this Agreement shall, unless otherwise agreed upon by the Parties or otherwise governed by applicable patent or other federal laws, be governed by and construed in accordance with the laws of the State of California or the State of New Jersey, without regard to either state's choice of law principles, at the election of the respondent to such dispute, controversy or claim.

11.7 EXPORT LAWS. The Parties acknowledge that each is subject to Applicable Laws of the United States governing exportation of technical information, computer software, laboratory prototypes and other commodities and technology and that the transfer of same outside of the United States may require a license or other authorization from the appropriate agency of the United States government, and neither Party shall export same from the United States, nor re-export same from a country outside of the United States, without obtaining such license or other authorization.

11.8 ATTORNEYS' FEES. Each Party shall bear its own legal fees incurred in connection with the transactions contemplated hereby.

11.9 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible; provided, however, that nothing herein shall be construed so as to defeat the overall intention of the Parties.

11.10 USE OF NAMES. Neither Party shall use the name, trade name or trademark of the other Party in connection with this Agreement without the express prior written consent of the other Party.

11.11 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

11.12 ENTIRE AGREEMENT. This Agreement and the Software License Agreement and all exhibits and schedules attached hereto and thereto, contain the entire agreement and understanding of the Parties hereto, and supersedes any prior agreements or understandings between the Parties with respect to the subject matter hereof.

11.13 PUBLICITY.

   11.13.1 TERMS OF AGREEMENT. Neither Party shall disclose the existence of this Agreement or any of the terms thereof, or its association with the other Party, to any Third Party, whether in writing or orally, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

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

           Notwithstanding the foregoing, either Party may make any such disclosure if but only to the extent such disclosure is, on advice of counsel, required by Applicable Law. The disclosing Party shall use all commercially reasonable efforts to preserve the confidentiality of this Agreement and the terms thereof notwithstanding any such required disclosure, and will give the other Party written notice of such required disclosure, which notice shall, to the extent reasonably practicable, be given a reasonable period of time in advance of such required disclosure. In the event either Party is required to file this Agreement with the Securities and Exchange Commission, such Party shall apply for confidential treatment of this Agreement to the fullest extent permitted by Applicable Law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing to give the other Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other Party.

   11.13.2 PRESS RELEASES. The Parties will issue a joint press release following the execution of this Agreement, the form and substance of which shall be approved by both Parties. Any subsequent press releases regarding the transactions contemplated hereby shall be approved in advance by both Parties, such approval not to be unreasonably withheld or delayed, with the intent that such approval or a disapproval shall be forthcoming within five (5) business days from the date of receipt of the text of the intended disclosure.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

AMERICAN CYANAMID COMPANY


By: ________________________________________
Name: ______________________________________
Title: _____________________________________

HYSEQ, INC.


By: ________________________________________
Name:  Lewis S. Gruber
Title: President and Chief Executive Officer




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


                                  EXHIBIT 1.19

                                        *

                                  EXHIBIT 2.1.5

                                        *




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                                  EXHIBIT 3.1

                                       *

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                                EXHIBIT 9.2.1(V)

                                       *


                                       39